Exhibit 99.1

Investor Contact: Logan L. Bonacorsi
(314) 719-1755
llbonacorsi@olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

OLIN ANNOUNCES FOURTH QUARTER 2019 RESULTS

Fourth Quarter 2019 Highlights

•	Fourth quarter 2019 net loss of $77.2 million and adjusted EBITDA of $173.2 million

•	Full year 2019 net loss of $11.3 million and adjusted EBITDA of $940.8 million

•	Winchester fourth quarter and full year 2019 segment earnings improved year-over-year

Clayton, MO, February 4, 2020 - Olin Corporation (NYSE: OLN) announced financial results for the fourth quarter and full year ended December 31, 2019.

Fourth quarter 2019 reported net loss was $77.2 million, or $0.49 per diluted share, which compares to fourth quarter 2018 reported net income of $53.3 million, or $0.32 per diluted share. The full year 2019 reported net loss was $11.3 million, or $0.07 per diluted share. Full year 2018 reported net income was $327.9 million, or $1.95 per diluted share.

Fourth quarter 2019 adjusted EBITDA of $173.2 million excludes depreciation and amortization expense of $137.1 million, restructuring charges of $63.8 million, and information technology integration costs of $16.9 million. Fourth quarter 2018 adjusted EBITDA was $301.4 million. Sales in the fourth quarter 2019 were $1,387.1 million compared to $1,635.0 million in the fourth quarter 2018.

For the full year 2019, Olin generated adjusted EBITDA of $940.8 million, which excludes depreciation and amortization expense of $597.4 million, restructuring charges of $76.5 million, information technology integration costs of $77.0 million, pretax gain on the sale of an investment in a non-consolidated affiliate of $11.2 million, and other non-recurring items of $4.2 million. Full year 2018 adjusted EBITDA was $1,265.4 million. Sales in 2019 were $6,110.0 million compared to $6,946.1 million in 2018.

John E. Fischer, Chairman, President and Chief Executive Officer, said, “2019 was a challenging year for Olin. The Chlor Alkali Products and Vinyls business experienced weaker demand from urethane, agricultural, refrigerant, alumina, and pulp and paper customers. The Epoxy business also has faced weaker product demand from automotive, electrical laminate, and industrial coatings customers throughout 2019. The lower demand environment put downward pressure on pricing in both chemical businesses. During 2019, Olin’s caustic soda pricing declined approximately 24%, while ethylene dichloride pricing declined approximately 30% and hydrochloric acid pricing declined approximately 40%. Epoxy resin prices declined approximately 20% globally in 2019. Within the chemical businesses, the effect of lower product pricing accounted for more than all of the year-over-year declines in adjusted EBITDA. Lower raw materials costs and our cost containment and productivity efforts across our chemical businesses were able to partially offset the lower product pricing. As part of our ongoing productivity initiatives, we announced the permanent shut down of a chlor alkali plant with a capacity of 230,000 tons and our Vinylidene Chloride (VDC) production facility.  When completed during this year, these actions are forecast to reduce Olin's annual operating costs by approximately $35 million.

“Olin continues to face a challenging pricing environment as we enter 2020. As an example, Olin’s caustic soda and ethylene dichloride pricing in January 2020 is expected to be approximately 15% lower than the average 2019 price. We expect the cost containment and productivity initiatives from 2019, coupled with ongoing efforts in 2020, to provide a partial offset to this challenging product pricing environment. Capital spending in 2020 is expected to be in the $250 million to $300 million range, which compares to $386 million in 2019.

“During 2020, several initiatives are expected to create long-term improvement in cash flow:

•
The refinancing of the high-cost bonds, which were assumed during the 2015 Dow acquisition, will become callable in late-2020 and this action is expected to reduce interest expense by $50 million to $70 million annually.

•
The winding down of the multi-year information technology project to integrate the acquired Dow Chlorine Products businesses will reduce annual spending by approximately $110 million, split between capital and expense.

•
Olin’s vinyl chloride monomer contract is transitioning from the toll manufacturing arrangement that has been in place since the 2015 Dow acquisition, to a direct customer sale agreement, beginning on January 1, 2021.

•
The multi-year contract awarded by the U.S. Army to operate the government-owned Lake City ammunition facility is expected to increase Winchester’s annual revenue by $450 million to $550 million with a corresponding improvement in annual adjusted EBITDA of $40 million to $50 million. After a twelve-month transition period, the contract becomes effective in fourth quarter 2020.

“These cash flow enhancements are independent of industry conditions.”

SEGMENT REPORTING

Olin defines segment earnings as income (loss) before interest expense, interest income, other operating income (expense), non-operating pension income, other income, and income taxes and includes the (losses) earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS AND VINYLS

Chlor Alkali Products and Vinyls sales for the fourth quarter 2019 were $762.4 million compared to $980.8 million in the fourth quarter 2018. Fourth quarter 2019 segment earnings were $32.9 million compared to $146.4 million in the fourth quarter 2018. The decreases in the fourth quarter sales and segment earnings compared to the fourth quarter of 2018 were primarily due to decreased caustic soda and ethylene dichloride pricing. The lower segment earnings compared to prior year also reflected lower raw material costs. Chlor Alkali Products and Vinyls fourth quarter 2019 results included depreciation and amortization expense of $109.6 million compared to $117.7 million in the fourth quarter 2018.

EPOXY

Epoxy sales for the fourth quarter 2019 were $470.0 million compared to $508.7 million in the fourth quarter 2018. The decrease in Epoxy sales was primarily due to lower product prices partially offset by higher resin volumes. The fourth quarter 2019 segment income was $15.3 million compared to $19.0 million in the fourth quarter 2018. The decrease in Epoxy segment earnings was primarily due to lower product prices, partially offset by lower raw material costs, primarily benzene and propylene, and higher volumes. Epoxy fourth quarter 2019 results included depreciation and amortization expense of $20.9 million compared to $25.4 million in the fourth quarter 2018.

WINCHESTER

Winchester sales for the fourth quarter 2019 were $154.7 million compared to $145.5 million in the fourth quarter 2018. The increase in sales was primarily due to higher commercial sales. Fourth quarter 2019 segment earnings were $7.0 million compared to $4.3 million in the fourth quarter 2018. The increase in segment earnings was primarily due to higher commercial ammunition volumes and lower commodity and other material costs. Winchester fourth quarter 2019 results included depreciation and amortization expense of $4.9 million compared to $5.1 million in the fourth quarter 2018.

CORPORATE AND OTHER COSTS

Other corporate and unallocated costs in the fourth quarter of 2019 increased by $4.7 million compared to the fourth quarter 2018, primarily due to higher costs associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and the related infrastructure costs.

Restructuring charges in the fourth quarter included $58.9 million of non-cash impairment charges associated with a previously announced plan to permanently shut down a chlor alkali plant with a capacity of 230,000 tons and the VDC production facility, both in Freeport, Texas. These closures are expected to be completed before the end of 2020. When completed, these actions are forecast to reduce Olin’s annual operating costs by approximately $35 million.

CASH AND DEBT

The cash balance at December 31, 2019 was $220.9 million. During 2019, we had net borrowings of approximately $80.8 million of debt. Olin had no required debt repayments in 2019. Working capital decreased $11.0 million in 2019 compared to an increase of $71.6 million in 2018. The year-over-year working capital improvement was primarily due to lower selling prices and lower raw material costs.

DIVIDEND AND SHARE REPURCHASES

On January 24, 2020, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on March 10, 2020, to shareholders of record at the close of business on February 10, 2020. This will be the 373rd consecutive quarterly dividend to be paid by the Company.

During 2019, approximately 7.9 million shares of Olin common stock have been repurchased at a cost of $145.9 million. As of December 31, 2019, Olin had approximately $304 million available under its share repurchase authorization.

CONFERENCE CALL INFORMATION

Olin senior management will host a conference call to discuss fourth quarter and full year 2019 financial results at 10:00 a.m. Eastern time on Wednesday, February 5, 2020. Associated slides, which will be available one hour prior to the call, and the conference call will be accessible via webcast through Olin’s website, www.olin.com. An archived replay of the webcast will also be available in the Investor Relations section of Olin’s website beginning at 12:00 p.m. Eastern time. A final transcript of the call will be posted the day following the event.

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “project,” “estimate,” “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. The payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	our reliance on a limited number of suppliers for specified feedstock and services and our reliance on third-party transportation;

•	higher-than-expected raw material, energy, transportation, and/or logistics costs;

•	failure to control costs or to achieve targeted cost reductions;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	complications resulting from our multiple enterprise resource planning systems and the conversion to a new system;

•	changes in, or failure to comply with, legislation or government regulations or policies;

•	the failure or an interruption of our information technology systems;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan;

•	unexpected litigation outcomes;

•	adverse changes in international markets, including economic, political or regulatory changes;

•	weak industry conditions affecting our ability to comply with the financial maintenance covenants in our senior credit facility;

•	failure to attract, retain and motivate key employees;

•	our substantial amount of indebtedness and significant debt service obligations;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	our long range plan assumptions not being realized causing a non-cash impairment charge of long-lived assets; and

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2020-03

Olin Corporation
Consolidated Statements of Operations(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions, except per share amounts)	2019	2018	2019	2018
Sales	$1,387.1	$1,635.0	$6,110.0	$6,946.1
Operating Expenses:
Cost of Goods Sold(b)	1,270.6	1,391.0	5,439.2	5,822.1
Selling and Administration	102.1	109.0	416.9	430.6
Restructuring Charges(c)	63.8	8.2	76.5	21.9
Acquisition-related Costs	—	—	—	1.0
Other Operating Income(d)	0.1	—	0.4	6.4
Operating (Loss) Income	(49.3)	126.8	177.8	676.9
Earnings (Losses) of Non-consolidated Affiliates(e)	—	0.5	—	(19.7)
Interest Expense(f)	64.0	59.2	243.2	243.2
Interest Income	0.3	0.5	1.0	1.6
Non-operating Pension Income	4.1	5.5	16.3	21.7
Other Income(g)	—	—	11.2	—
Income (Loss) before Taxes	(108.9)	74.1	(36.9)	437.3
Income Tax (Benefit) Provision	(31.7)	20.8	(25.6)	109.4
Net (Loss) Income	$(77.2)	$53.3	$(11.3)	$327.9
Net (Loss) Income Per Common Share:
Basic	$(0.49)	$0.32	$(0.07)	$1.97
Diluted	$(0.49)	$0.32	$(0.07)	$1.95
Dividends Per Common Share	$0.20	$0.20	$0.80	$0.80
Average Common Shares Outstanding - Basic	158.2	166.1	162.3	166.8
Average Common Shares Outstanding - Diluted	158.2	167.3	162.3	168.4

(a)	Unaudited.

(b)
Cost of goods sold for the three months and year ended December 31, 2018 included pretax insurance recoveries for environmental costs incurred and expensed in prior periods of $1.0 million and $111.0 million, respectively.

(c)
Restructuring charges for both the three months and year ended December 31, 2019 were primarily associated with the closure of a chlor alkali plant and a vinylidene chloride production facility, both in Freeport, Texas. For the three months and year ended December 31, 2019, $58.9 million of these charges were non-cash impairment charges for equipment and facilities.

(d)
Other operating income for the year ended December 31, 2018 included a $1.7 million loss on the sale of land and an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(e)	Earnings (losses) of non-consolidated affiliates for the year ended December 31, 2018 reflect a $21.5 million non-cash impairment charge recorded during the second quarter of 2018.

(f)
Interest expense included $4.4 million and $4.1 million for the three months ended December 31, 2019 and 2018, respectively, and $17.0 million and $16.0 million for the years ended December 31, 2019 and 2018, respectively, related to the 2020 ethylene payment discount.

(g)	Other income for the year ended December 31, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Segment Information(a)

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2019	2018	2019	2018
Sales:
Chlor Alkali Products and Vinyls	$762.4	$980.8	$3,420.1	$3,986.7
Epoxy	470.0	508.7	2,024.4	2,303.1
Winchester	154.7	145.5	665.5	656.3
Total Sales	$1,387.1	$1,635.0	$6,110.0	$6,946.1
Income (Loss) before Taxes:
Chlor Alkali Products and Vinyls(b)	$32.9	$146.4	$336.7	$637.1
Epoxy	15.3	19.0	53.9	52.8
Winchester	7.0	4.3	40.1	38.4
Corporate/Other:
Environmental (Expense) Income(c)	(2.3)	(0.4)	(20.5)	103.7
Other Corporate and Unallocated Costs(d)	(38.5)	(33.8)	(156.3)	(158.3)
Restructuring Charges(e)	(63.8)	(8.2)	(76.5)	(21.9)
Acquisition-related Costs	—	—	—	(1.0)
Other Operating Income(f)	0.1	—	0.4	6.4
Interest Expense(g)	(64.0)	(59.2)	(243.2)	(243.2)
Interest Income	0.3	0.5	1.0	1.6
Non-operating Pension Income	4.1	5.5	16.3	21.7
Other Income(h)	—	—	11.2	—
Income (Loss) before Taxes	$(108.9)	$74.1	$(36.9)	$437.3

(a)	Unaudited.

(b)
Earnings (losses) of non-consolidated affiliates are included in the Chlor Alkali Products and Vinyls segment results consistent with management’s monitoring of the operating segments. The earnings of non-consolidated affiliates were $0.5 million for the three months ended December 31, 2018. The losses of non-consolidated affiliates were $19.7 million for the year ended December 31, 2018, which reflect a $21.5 million non-cash impairment charge recorded during the second quarter of 2018.

(c)
Environmental (expense) income for the year ended December 31, 2019 included $4.8 million of an environmental insurance-related settlement gain. Environmental (expense) income for the three months and year ended December 31, 2018 included pretax insurance recoveries for environmental costs incurred and expensed in prior periods of $1.0 million and $111.0 million, respectively.

(d)
Other corporate and unallocated costs included charges of $16.9 million and $11.0 million for the three months ended December 31, 2019 and 2018, respectively, and $77.0 million and $36.5 million for the years ended December 31, 2019 and 2018, respectively, associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(e)
Restructuring charges for both the three months and year ended December 31, 2019 were primarily associated with the closure of a chlor alkali plant and a vinylidene chloride production facility, both in Freeport, Texas. For the three months and year ended December 31, 2019, $58.9 million of these charges were non-cash impairment charges for equipment and facilities.

(f)
Other operating income for the year ended December 31, 2018 included a $1.7 million loss on the sale of land and an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.

(g)
Interest expense included $4.4 million and $4.1 million for the three months ended December 31, 2019 and 2018, respectively, and $17.0 million and $16.0 million for the years ended December 31, 2019 and 2018, respectively, related to the 2020 ethylene payment discount.

(h)	Other income for the year ended December 31, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate.

Olin Corporation
Consolidated Balance Sheets(a)

	December 31,
(In millions, except per share data)	2019	2018
Assets:
Cash & Cash Equivalents	$220.9	$178.8
Accounts Receivable, Net	760.4	776.3
Income Taxes Receivable	13.9	5.9
Inventories, Net	695.7	711.4
Other Current Assets	23.1	35.0
Total Current Assets	1,714.0	1,707.4
Property, Plant and Equipment (Less Accumulated Depreciation of $3,268.1 and $2,781.0)	3,323.8	3,482.1
Operating Lease Assets, Net	377.8	—
Deferred Income Taxes	35.3	26.3
Other Assets	1,169.1	1,150.4
Intangibles, Net	448.1	511.6
Goodwill	2,119.7	2,119.6
Total Assets	$9,187.8	$8,997.4
Liabilities and Shareholders’ Equity:
Current Installments of Long-term Debt	$2.1	$125.9
Accounts Payable	651.9	636.5
Income Taxes Payable	19.8	22.6
Current Operating Lease Liabilities	79.3	—
Accrued Liabilities	329.1	333.3
Total Current Liabilities	1,082.2	1,118.3
Long-term Debt	3,338.7	3,104.4
Operating Lease Liabilities	303.4	—
Accrued Pension Liability	797.7	674.3
Deferred Income Taxes	454.5	518.9
Other Liabilities	793.8	749.3
Total Liabilities	6,770.3	6,165.2
Commitments and Contingencies
Shareholders’ Equity:
Common Stock, $1.00 Par Value Per Share, Authorized 240.0 Shares: Issued and Outstanding 157.7 Shares (165.3 in 2018)	157.7	165.3
Additional Paid-in Capital	2,122.1	2,247.4
Accumulated Other Comprehensive Loss	(803.4)	(651.0)
Retained Earnings	941.1	1,070.5
Total Shareholders’ Equity	2,417.5	2,832.2
Total Liabilities and Shareholders’ Equity	$9,187.8	$8,997.4

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Years Ended December 31,
(In millions)	2019	2018
Operating Activities:
Net (Loss) Income	$(11.3)	$327.9
Gain on Disposition of Non-consolidated Affiliate	(11.2)	—
Losses of Non-consolidated Affiliates	—	19.7
Losses on Disposition of Property, Plant & Equipment	—	2.0
Stock-based Compensation	10.7	12.0
Depreciation and Amortization	597.4	601.4
Deferred Income Taxes	(45.5)	35.6
Write-off of Equipment and Facility Included in Restructuring Charges	58.9	—
Qualified Pension Plan Contributions	(14.9)	(2.6)
Qualified Pension Plan Income	(9.3)	(15.0)
Changes in:
Receivables	12.3	(46.3)
Income Taxes Receivable/Payable	(10.7)	24.5
Inventories	13.0	(35.5)
Other Current Assets	7.4	0.2
Accounts Payable and Accrued Liabilities	(11.0)	(14.5)
Other Assets	(1.3)	(2.6)
Other Noncurrent Liabilities	30.5	4.3
Other Operating Activities	2.3	(3.3)
Net Operating Activities	617.3	907.8
Investing Activities:
Capital Expenditures	(385.6)	(385.2)
Proceeds from Disposition of Property, Plant and Equipment	—	2.9
Proceeds from Disposition of Non-consolidated Affiliate	20.0	—
Net Investing Activities	(365.6)	(382.3)
Financing Activities:
Long-term Debt Borrowings (Repayments), Net	80.8	(376.1)
Common Stock Repurchased and Retired	(145.9)	(50.0)
Stock Options Exercised	1.7	3.4
Dividends Paid	(129.3)	(133.6)
Debt Issuance Costs	(16.6)	(8.5)
Net Financing Activities	(209.3)	(564.8)
Net Increase (Decrease) in Cash and Cash Equivalents	42.4	(39.3)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(0.3)	(0.3)
Cash and Cash Equivalents, Beginning of Year	178.8	218.4
Cash and Cash Equivalents, End of Year	$220.9	$178.8

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin’s definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax expense (benefit), other expense (income), restructuring charges, acquisition-related costs and certain other non-recurring items. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance without regard to financing methods, capital structures, taxes or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2019	2018	2019	2018
Reconciliation of Net (Loss) Income to Adjusted EBITDA:
Net (Loss) Income	$(77.2)	$53.3	$(11.3)	$327.9
Add Back:
Interest Expense	64.0	59.2	243.2	243.2
Interest Income	(0.3)	(0.5)	(1.0)	(1.6)
Income Tax (Benefit) Provision	(31.7)	20.8	(25.6)	109.4
Depreciation and Amortization	137.1	150.4	597.4	601.4
EBITDA	91.9	283.2	802.7	1,280.3
Add Back:
Restructuring Charges(b)	63.8	8.2	76.5	21.9
Acquisition-related Costs	—	—	—	1.0
Environmental Recoveries, Net(c)	—	(1.0)	(4.8)	(89.5)
Information Technology Integration Project(d)	16.9	11.0	77.0	36.5
Certain Non-recurring Items(e)	0.6	—	(10.6)	15.2
Adjusted EBITDA	$173.2	$301.4	$940.8	$1,265.4

(a)	Unaudited.

(b)
Restructuring charges for both the three months and year ended December 31, 2019 were primarily associated with the closure of a chlor alkali plant and a vinylidene chloride production facility, both in Freeport, Texas. For the three months and year ended December 31, 2019, $58.9 million of these charges were non-cash impairment charges for equipment and facilities.

(c)
Environmental recoveries, net for the year ended December 31, 2019 included $4.8 million of an environmental insurance-related settlement gain. Environmental recoveries, net for the three months and year ended December 31, 2018 included insurance recoveries for environmental costs incurred and expensed in prior periods of $1.0 million and $111.0 million, respectively. The recoveries are reduced by $21.5 million of legal costs incurred during the year ended December 31, 2018 associated with the environmental recovery actions.

(d)
Information technology integration project charges for the three months and years ended December 31, 2019 and 2018 were associated with the implementation of new enterprise resource planning, manufacturing, and engineering systems, and related infrastructure costs.

(e)
Certain non-recurring items for both the three months and year ended December 31, 2019 included $0.6 million of charges related to the Lake City facility transition and for the year ended December 31, 2019 included a gain of $11.2 million on the sale of our equity interest in a non-consolidated affiliate. Certain non-recurring items for the year ended December 31, 2018 included a $1.7 million loss on the sale of land, a $21.5 million non-cash impairment charge associated with our investment in non-consolidated affiliates and an $8.0 million insurance recovery associated with a second quarter 2017 business interruption at our Freeport, Texas vinyl chloride monomer facility.